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                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES

Waterway Communications System LLC
American Commercial Marine Service LLC
Bolivar Terminal Company
Jeffboat LLC
Lousiana Dock Company LLC
Houston Fleet LLC
Lemont Harbor & Fleeting Service LLC
Tiger Shipyard LLC
Wilkinson Point LLC
American CommercialTerminals LLC
American Commercial Terminals - Memphis LLC
Mid-South Terminal Company
River Terminal Properties LP
ACL Capital Corp.
American Commercial Barge Line LLC
American Commercial Lines International LLC
Orinoco TASV LLC
Breen TAS LLC
Bullard TAS LLC
Shelton TAS LLC
Orinoco TASA LLC
ACBL Venezuela, Ltd.
ACBL Castle Harbour Ltd.
ACBL de Venezuela, C.A.
Venco, Ltd.
ACL Venezuela, Ltd.
Garven, C.A.
Jeffco, Ltd.
ACBL Hidrovias, Ltd.
ACBL Argentina, Ltd.
ACBL Hidrovias S.A.